Exhibit 23.3

April 7, 2008

Rex Energy Corporation

1975 Waddle Road

State College, Pennsylvania 16803

Ladies and Gentlemen:

Re: Rex Energy Corporation; Registration Statement on Form S-1.

Surtek, Inc. (“Surtek”) hereby consents to the use of its name and the description of its evaluation of the application of the ASP process to the Lawrence Field in Illinois which is contained in the Registration Statement on Form S-1 of Rex Energy Corporation filed with the Securities and Exchange Commission on or about April 7, 2008, a draft of which was previously provided to Surtek.

Very truly yours,

/s/ HARRY SURKALO
Mr. Harry Surkalo CEO Surtek, Inc.